Exhibit 99.1

FRANKLIN, WV – January 13, 2009- Allegheny Bancshares, Inc. (“Allegheny”) announced today that its subsidiary, Pendleton Community Bank (“Pendleton”) and Citizens National Bank of Elkins (“Citizens”) have entered into a Purchase and Assumption Agreement (the “Agreement”) whereby Pendleton will acquire the branches of Citizens located in Petersburg and Marlinton, WV (collectively the “branches”), all of the deposits, and much of the loan portfolios of Citizens in the respective markets.

Pendleton will acquire approximately $24 Million in deposits and approximately $17 Million in loans. In addition, Pendleton will acquire the branches and assume other miscellaneous assets and liabilities. The transaction is subject to regulatory approval, as well as other contingencies defined in the agreement and anticipated to close sometime during the 2nd quarter of 2009.

William Johnson, President and CEO of Citizens said, “The decision to sell our Petersburg and Marlinton branches is part of an effort to focus our retail banking efforts within our natural geographic markets in order to operate more efficiently and utilize resources more effectively. We are pleased that our Petersburg and Marlinton customers will be served by such a fine organization as Pendleton whose products and philosophies are so closely aligned with our own.

William A. (“Bill”) Loving, Jr., CEO of Pendleton added, “We are excited to acquire these high quality loans, branches, and deposit of Citizens. This acquisition provides the opportunity to expand our operations to Petersburg, WV while enhancing our market share in the Marlinton, WV market. We are very familiar with the Petersburg market and having explored the options available for expansion in this area for some time, feel the purchase of the Citizens franchise in Petersburg represents the best of all worlds. Now, we will have an opportunity to both build on the customer base Citizens has nurtured over the last decade and further grow our franchise by proving to Grant County customers that “We want to be Your Bank”. Furthermore, the acquisition of the Marlinton franchise allows us to enhance our presence in that market as well as build upon the success we currently enjoy. Having being chartered in Marlinton in 1925, moving to Franklin in 1937, and “returning home” with the opening of the Marlinton office in 2001, this addition of Citizens’ quality customer base only adds to the success of our strategic move to Marlinton.

The Board, Management, and Employees are enthusiastic about this transaction. Citizens has done a great job in building the franchise in these markets and we look forward to continuing our tradition of providing superior customer service and offering a full array of competitive products.”

Pendleton Community Bank headquartered in Franklin, WV operates 3 financial centers in West Virginia (Franklin, Marlinton, and Moorefield) and 1 financial center in Harrisonburg, Va. and had total assets totaling approximately $205 Million as of December 31, 2008.